PRICING SUPPLEMENT NO. 214 DATED                               Filed Pursuant to
MAY 25, 2000 TO PROSPECTUS DATED                                  Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                           File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series E
                  Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

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
Aggregate Principal Amount:                $  674,000.00
Original Issue Date (Settlement Date):     May 31, 2000
Stated Maturity Date:                      May 15, 2007
Issue Price to Public:                     100% of Principal Amount
Interest Rate:                             9.000% Per Annum
Interest Payment Dates:                    June 15 and Monthly Thereafter
                                           Commencing June 15, 2000

Survivor's Option:                         [ X ] Yes                      [   ] No
Optional Redemption:                       [ X ] Yes                      [   ] No

Initial Redemption Date:                   May 15, 2002
Redemption Price:                          Initially 101% of Principal Amount and
                                           100% after the first anniversary of the Initial
                                           Redemption Date.

                                           Principal Amount of Notes
        Agent                              Solicited by Each Agent

First of Michigan Corporation              $       100,000.00
Prudential Securities Incorporated         $        69,000.00
J.J.B. Hilliard, W.L. Lyons, Inc           $       254,000.00
Raymond James & Associates, Inc            $        76,000.00
J.W. Korth & Company                       $       175,000.00
        Total                              $       674,000.00

                                           Per Note Sold by
                                           Agents To Public                           Total

Issue Price:                               $         1,000.00             $      674,000.00
Agent's Discount or Commission:            $             7.00             $        4,718.00
Maximum Dealer's Discount or
  Selling Concession:                      $            16.50             $       11,121.00
Proceeds to the Company:                   $           976.50             $      658,161.00
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CUSIP Number:  12589Q2N5